For Immediate Release

Pricester.com Annual Shareholders Meeting Is Well Received By Investors

Hollywood, FL [April 3, 2007] - Pricester.com, Inc. (PRCC: OTCBB), which operates an innovative Internet shopping portal and provides cost-effective website development and related services to small businesses, held it's annual shareholders meeting last Friday at the Hilton Hotel in Hollywood, Florida.

Presentations made by Board members and management provided a concise overview of the company's accomplishments over the past year and a discussion of planned activities and product/service refinements to be implemented in the months ahead.

Pricester's Chairman, Howard Neu, made the introductory remarks, followed by department-specific discussions by Joe Puentes, President; Lee Taylor, Director of Marketing & Sales; Nelson Stark, CFO and Ivan Jimenez, Board Member overseeing aspects of international development. Ed Dillon, Pricester's CEO, closed the meeting with a detailed re-cap of matters relating to overall corporate growth and strategies for expansion.

Key areas of focus included Pricester's successive quarterly sales revenue increases of over 350% compared to the previous year, developments with possible acquisitions, and continuity with REVSITES(tm), the company's successfully launched service for the domaining industry.

Mr. Dillon commented at the meeting's close: "2006 was a pivotal year for Pricester. Our capitalizing on the markets we designated as being viable, refining our operations and introducing new products was all very exciting. We have a talented and dedicated team with management that keeps us focused and productive. We've come a long way and the future is looking bright!"

About Pricester.Com
Pricester.Com is an e-commerce company currently operating a website that enables any business to establish a fully functional online retail presence. The company's website, http://www.Pricester.com , is an Internet marketplace which allows vendors to host their website with product and service listings and allows consumers to search for those
same listed products and services.   The Pricester.Com logo is
available at http://www.primezone.com/newsroom/prs/?pkgid=2804
Forward Looking Statements: Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; the schedule and sell-through for websites; consumer demand for websites; the timing of the introduction of new generation competitive ecommerce systems, pricing changes by key vendors for hardware and software, the timing of any such changes, and the adequacy of supplies of new software product.

In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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CONTACT:

 Pricester.com, Inc.
Investor Relations
Ed Dillon
(954) 272-1200
edillon@pricester.com